                                                                 EXHIBIT 10.21.3

                       RETENTION AND SEPARATION AGREEMENT

         This retention and separation agreement (this "Agreement") is entered into on this 11th day of October (the "Effective Date") by and between ORBCOMM Inc., a company organized under the laws of Delaware (the "Company"), and John
P. Brady (the "Executive").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Executive is currently employed by the Company as its Chief Financial Officer; and

         WHEREAS, the Executive and the Company are parties to an Employment Agreement entered into as of May 5, 2006 (the "Employment Agreement"); capitalized terms used in the Agreement but not otherwise defined shall have the meanings set forth in the Employment Agreement; and

         WHEREAS, pursuant to the Employment Agreement, the initial term of the Executive's employment is scheduled to expire as of December 31, 2006, subject to the parties' ability to extend that term by mutual agreement; and

         WHEREAS, the parties have mutually agreed not to extend the Executive's term of employment beyond December 31, 2006; and

         WHEREAS, the Company now desires to make arrangements to retain the services of the Executive through December 31, 2006, and to set forth each of the parties' obligations upon the termination of the Executive's employment; and

         WHEREAS, to the extent that the terms of this Agreement are inconsistent with the terms of the Employment Agreement, the parties hereto wish to supersede those provisions of the Employment Agreement;

         NOW, THEREFORE, in consideration of the above premises and the mutual covenants contained below, the parties hereto agree as follows:

         1. Continued Employment. From the Effective Date through December 31, 2006 (the "Separation Date"), the Company shall continue to employ the Executive, subject to the right of the parties to terminate such employment sooner pursuant to Section 4 of the Employment Agreement. Unless sooner terminated, the Executive's employment with the Company will terminate upon the close of business on the Separation Date.

         The Executive's continued employment with the Company shall continue to be governed by the Employment Agreement, specifically, and without limitation, Sections 1 and 3 of the Employment Agreement, except to the extent otherwise provided in this Agreement.

         2. Retention Payment. As an incentive to remain with the Company through the Separation Date, the Company will provide the following to the Executive if either he remains employed by the Company through the Separation Date or his employment is terminated by the Company without cause (in accordance with Section 4(c) of the Employment Agreement) before the Separation Date:

         (a) continued payment of the Base Salary (as defined in the Employment Agreement) for the six-month period beginning immediately after the Executive's employment termination date, less any and all applicable tax and other withholdings, payable in accordance with the Company's regular payroll dates and procedures;

         (b) continued payment of the Base Salary (as defined in the Employment Agreement) for the three-month period beginning immediately after the expiration of the retention payments under Section 2(a) above, less any and all applicable tax and other withholdings, payable in accordance with the Company's regular payroll dates and procedures; provided, however, that such payments under this Section 2(b) will cease upon the Executive being employed by another employer as chief financial officer, or in another position with comparable Base Salary; and

          (c) eligibility to receive, in 2007, a discretionary bonus for the 2006 year, the amount of such bonus, if any, to be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion. Such bonus, if any, will be paid to the Executive at generally the same time in 2007 that annual bonuses for the 2006 year are paid to the Company's then actively employed executive officers, notwithstanding that the Executive will not be actively employed by the Company on the date that such bonus would be paid to him.

         For the avoidance of doubt, the Executive will not be entitled to any payments under this Section 2 if, before the Separation Date, he voluntarily terminates his employment with the Company, his employment is terminated by the Company with cause (in accordance with Section 4(c) of the Employment Agreement), or his employment with the Company is terminated as a result of his disability or death (in accordance with Sections 4(a) and 4(b) of the Employment Agreement).

         The Executive acknowledges that he will be eligible for the benefits under this Section 2 in lieu of the severance benefits under Section 4(e) of the Employment Agreement. The parties hereto agree that Section 4(e) of the Employment Agreement is unconditionally superseded in its entirety and no longer of any force or effect. Also, by virtue of superseding Section 4(e) of the Employment Agreement, Section 5 of the Employment Agreement is hereby amended in its entirety to read as follows:

                  "5. MERGER OR SALE OF ASSETS. If the Company shall merge or consolidate with another corporation or other entity, or shall transfer all


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              or substantially all of its assets to another person, corporation, or other entity, then the Executive shall be entitled to the benefits set forth under Section 2 of the Retention and Separation Agreement dated October 5, 2006 between the Executive and the Company, as if his employment were terminated by the Company without 'cause,' unless such successor or transferee person, corporation, or entity continues the Executive's employment on substantially equivalent terms."

         3. General Release. As a condition to receiving any of the benefits set forth in Section 2 above, at the time of or following the Executive's termination of employment with the Company, the Executive will be required to execute the general release attached hereto as Exhibit A (the "Release") and the Release must become effective. The Release will become effective upon the "Release Effective Date" (as defined in the Release).

         4. RSU Award. Prior to the Separation Date, the Company will grant to the Executive an award of 14,000 restricted stock units ("RSUs") under the Company's 2006 Long-Term Incentives Plan. The terms and conditions of the RSUs shall be set forth in a separate award agreement, to be entered into by the parties hereto at the time such award is granted to the Executive.

         5. Stock Options. Upon the termination of the Executive's employment with the Company, any options to purchase shares of the Company's common stock ("Stock Options") held by the Executive shall be governed by the terms of the applicable Stock Option agreement, as amended as of May 5, 2006.

         6. No Other Compensation. The Executive acknowledges that, apart from Base Salary and vested employee benefits accrued through his employment termination date, the only compensation to which he will be entitled from the Company upon the termination of his employment is set forth in this Agreement and that he is not entitled to any other such compensation from the Company.

         7. Continued Obligations. The Executive acknowledges that he continues to be bound by the terms and conditions of Section 6 of the Employment Agreement, both during his continued employment with the Company and, to the extent applicable, following the termination of such employment. Notwithstanding the foregoing, the definition of "Business" set forth in Section 6(b) of the Employment Agreement (which definition is also used in and applicable to Section 6(c) of the Employment Agreement) is hereby amended to read as follows:

              "'Business' shall mean the business of offering wireless data communication services, including for the purpose of tracking and/or monitoring fixed or mobile assets, the business of designing, manufacturing, or distributing modems that operate on such services, or any other business in which the


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              Company is materially engaged during the six-month period
              immediately preceding the Executive's termination of employment."

         In addition, notwithstanding anything to the contrary in Section 6(b) and 6(c) of the Employment Agreement, as amended by this Section 7, it shall not be a violation of such Sections 6(b) and 6(c) if (i) the Executive becomes employed by an entity whose principal business is offering wireless cellular voice communication so long as the Executive is not involved, in any material respect, in such entity's wireless data communications services, if any, or (ii) the Executive makes an investment in publicly-traded securities.

         8. Non-Disparagement. During his employment with the Company and thereafter, the Executive will not disparage, portray in a negative light, or take any action that would lead to unfavorable publicity for the Company (including the Company's current or former customers, suppliers, distributors, officers, directors, employees, agents, owners, parents, subsidiaries, and affiliates), whether such disparagement, portrayal, or action is made publicly or privately, including, without limitation, in any and all interviews, oral statements, written materials, electronically-displayed materials, and materials or information displayed on Internet-related sites.

         Notwithstanding anything in this Section 8, the Executive will not be prevented from complying with any court order, subpoena, or government investigation, or from complying with the requirements of any applicable law or common law duty.

         9. Cooperation. During his employment with the Company and for the one-year period thereafter, and if deemed necessary by the Company, the Executive will reasonably assist and cooperate with the Company (and its directors, agents, and attorneys) in all respects in connection with the conduct of any pending or future action, proceeding, internal investigation, governmental or regulatory investigation, civil or administrative proceeding, arbitration, or litigation involving the Company, including, without limitation, any such action, proceeding, investigation, arbitration, or litigation in which the Executive is called to testify, and will promptly respond to all reasonable requests by the Company relating to information that may be in the Executive's possession. This obligation shall exist regardless of whether the Company is named as a party or as a subject or target of any action, proceeding, investigation, arbitration, or litigation. The Executive will perform all acts and execute and deliver all documents that may be reasonably necessary to fulfill the obligations under this Section 9. The Company will promptly reimburse the Executive for any reasonable out-of-pocket and travel expenses incurred by him in connection with his fulfillment of his obligations under this
Section 9, provided that such expenses have been approved by the Company, in writing, prior to the Executive incurring the expense.

         10. Arbitration. Section 7 of the Employment Agreement is incorporated herein and shall be applicable as if such Section 7 were set forth and written in this Agreement, and any dispute or controversy under this Agreement will be decided pursuant to arbitration in accordance with the provisions of Section 7 of the Employment Agreement.


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

         11. Continued Validity of the Employment Agreement. Except as amended and superseded by this Agreement, the Employment Agreement shall remain in full force and effect, and shall continue to bind the parties hereto. To the extent that the terms of this Agreement conflict or are inconsistent with the terms of the Employment Agreement, the terms of this Agreement will govern.

         12. Entire Agreement; Amendment. This Agreement, together with the Employment Agreement to the extent not superseded by this Agreement, the Stock Option agreement, as amended, any RSU award agreement, and the registration rights agreement, contain the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement, and supersedes any and all prior agreements and understandings, whether oral or written, between the Executive and the Company with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing signed by the Executive and the Company.

         13. Severability. In the event that any of the provisions of this Agreement, or the application of any such provisions to the Executive or the Company with respect to obligations hereunder, is held to be unlawful or unenforceable by any court or arbitrator, then the remaining portions of this Agreement will remain in full force and effect and will not be invalidated or impaired in any manner.

         14. Waiver. No waiver by any party hereto of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

         15. No Other Representations. The Executive acknowledges that the Company has made no representations or warranties to him concerning the terms, enforceability, or implications of this Agreement other than as reflected in this Agreement.

         16. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to its conflict of laws principles.

         17. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement.


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

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first set forth above.

ORBCOMM Inc.                                           EXECUTIVE

By: /S/  JEROME B. EISENBERG                           /S/ JOHN P. BRADY
    ------------------------------                     --------------------
    Name:  Jerome B. Eisenberg                         John P. Brady
    Title: Chief Executive Officer


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

                        GENERAL RELEASE OF JOHN P. BRADY

         FOR AND IN CONSIDERATION OF the retention and separation agreement to which this General Release is attached and the payments contemplated therein, I, JOHN P. BRADY, agree, on behalf of myself and my heirs, executors, administrators, and assigns, to release and discharge ORBCOMM INC. (the "Company") and its current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (the "Released Parties") from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever ("Losses") that I and my heirs, executors, administrators, and assigns have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including, without limitation, my employment agreement and any other agreement with the Company, my employment by the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C.ss.ss. 2101 et seq., the National Labor Relations Act of 1935, as amended, 29 U.S.C.ss.ss. 151 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C.ss.ss.2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.ss.ss.2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.ss.ss.621 et seq. (the "ADEA"), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C.ss.ss.12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.ss.ss.1001 et seq., the Virginia Human Rights Act, as amended, Va. Code Ann.ss.ss.2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann.ss.ss.51.5-1 et seq., the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann.ss.ss. 10:5-1 et seq., and any other equivalent federal, state, or local statute; provided that I do not release or discharge the Released Parties from any Losses arising under the ADEA that arise after the date on which I execute this General Release. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

         I affirm that I have not filed, and agree, to the maximum extent permitted by law, not to file or initiate, or cause to be filed or initiated on my behalf, any complaint, charge, claim, or proceeding against the Released Parties before any federal, state, or local agency, court, or other body relating to my employment agreement or any other agreement with the Company, my employment, or the cessation thereof, and agree not to voluntarily participate in such a proceeding. Notwithstanding the prior sentence, to the extent that applicable law does not permit me to waive my right to file a charge or claim with a governmental agency or other body, then I hereby waive my right to, and agree not to, seek, receive, collect, or benefit from any monetary or other compensatory settlement, award, judgment, or other resolution to any complaint, charge, claim, or proceeding that any governmental agency or other body pursues against any of the Released Parties, whether pursued solely on behalf of me or on behalf of a greater class of individuals.


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

         I understand that nothing in this General Release shall preclude or prevent me from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA.

         I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment agreement or any other agreement with the Company, my employment, or with the cessation of such employment.

         I acknowledge that I have twenty-one (21) days in which to consider whether to execute this General Release. I understand that I may waive such 21-day consideration period. I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release. In the event of revocation, I must present written notice of such revocation to the Senior Vice President and General Counsel of the Company by delivering such written notice to him at 2115 Linwood Avenue, Fort Lee, NJ 07024; facsimile number (703) 433-6400.


         IF SEVEN (7) DAYS PASS WITHOUT RECEIPT OF SUCH WRITTEN NOTICE OF REVOCATION, THIS GENERAL RELEASE SHALL BECOME BINDING AND EFFECTIVE ON THE EIGHTH DAY (THE "RELEASE EFFECTIVE DATE"). This General Release shall be governed by the laws of the State of New Jersey without giving effect to its conflict of laws principles.




_________________________________                    ____________________
JOHN P. BRADY                                        DATE



STATE OF NEW JERSEY              )
                                 :     ss.:
COUNTY OF ___________________    )


         On the ___ day of ___________________ in the year 200__, before me, the undersigned, personally appeared JOHN P. BRADY, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.




                                    ____________________________________________
                                                     Notary Public



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